Sub-Item 77K:  Changes in registrant's certifying accountant

The independent auditors previously engaged as the principal accountant to audit the Company's financial statements were Ernst & Young LLP. On November 4, 2002, Ernst & Young LLP resigned as Registrant's independent auditors. The Registrant's Independent Directors participated in and approved the decision to change independent auditors. The reports of Ernst & Young LLP on the financial statements for the past fiscal year contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with Ernst & Young's audits for the fiscal year ended April 30, 2002 and through November 4, 2002, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in their report on the financial statements for such year. Prior to August 15, 2001, KPMG served as the independent auditors of the Company.

The Registrant has requested that Ernst & Young LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated June 27, 2003 is filed with this Exhibit to Form NSAR-B.

On November 4, 2002, the Board of Directors approved PricewaterhouseCoopers LLP to serve as the Company's independent auditors.